EXHIBIT 5.1

[COOLEY GODWARD LLP LETTERHEAD]

June 5, 2002

Onyx Pharmaceuticals, Inc.

3031 Research Drive

Richmond, CA 94806

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Onyx Pharmaceuticals, Inc. (the “Company”) of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering for resale of (i) 2,972,925 shares of the Company’s common stock (the “Shares”), with a par value of $.001, issued in connection with the Stock and Warrant Purchase Agreement, dated May 6, 2002 (the “Purchase Agreement”) and (ii) 743,229 shares of common stock issuable to the selling stockholders upon the exercise of warrants to purchase common stock (the “Warrant Shares”) issued in connection with the Purchase Agreement.

In connection with this opinion, we have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued, and are fully paid and nonassessable, and the Warrant Shares, when issued upon exercise of the Warrants and payment in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ Robert L. Jones
Robert L. Jones